Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	February 1, 2004 through February 29, 2004
Payment Date	March 25, 2004

Aggregate Amount Collected for the Collection Period
	Interest	$2,583,522.52			LIBOR	1.0900%
	Principal Collections	$33,622,663.13			Auction Rate	1.1400%
	Substitution Amounts	$—			A-1 Note Rate	1.3800%
	Yield Maintenance Amount	$—			A-2 Note Rate	1.1400%
	Additional Draws	$(18,303,375.98)
Application of Collected Amounts
Applied in the following order of priority:					Factor per 1000
(i)	Enhancer Premium			$106,435.85
(ii)	A-1 Noteholder’s Interest			$890,190.74	0.8901907369
	A-2 Noteholder’s Interest			$73,537.50	0.7353749566
(iii)	Principal Collections to Funding Account			$—
(iv)	Excess Spread (during Revolving)			$—
(v)	Excess Spread (during AP)			$1,467,273.52
(vi)	Additional Balance Increase from Excess Spread (during MAP)			$—
(vii)	A-1 Noteholder’s Principal Distribution			$14,091,398.94	14.09139894
	A-2 Noteholder’s Principal Distribution			$1,409,139.89	14.09139894
(viii)	Enhancer for Prior Draws			$—
(ix)	Liquidation Loss Amount			$—
(x)	Enhancer			$—			Aggregate to Date
(xi)	Interest Shortfalls			$—			$—
(xii)	Indenture Trustee			$—
(xiii)	Certificates			$1,467,273.52
Balances					Factor
	Beginning A-1 Note Balance			$800,771,277.56	0.8007712776
	Ending A-1 Note Balance			$786,679,878.63	0.7866798786
		Change		$14,091,398.94	0.0140913989
	Beginning A-2 Note Balance			$80,077,127.76	0.8007712776
	Ending A-2 Note Balance			$78,667,987.86	0.7866798786
		Change		$1,409,139.89	0.0140913989
	Beginning Excluded Amount			$—
	Ending Excluded Amount			$—
		Change		$—
	Beginning Pool Balance			$894,909,733.45	0.8135460789
	Ending Pool Balance			$879,455,279.54	0.7994967174
		Change		$15,454,453.91	0.0140493615
	Beginning Principal Balance			$894,909,733.45	0.8135460789
	Ending Principal Balance			$879,455,279.54	0.7994967174
		Change		$15,454,453.91	0.0140493615
	Beginning Certificate Balance			$—
	Additional Balance Increase (Draws minus Payments)			$—
	Ending Certificate Balance			$—
Delinquencies
		#	$
	Two statement cycle dates:	20		$1,276,435.52
	Three statement cycle dates:	9		$381,815.84
	Four statement cycle dates:	5		$191,560.56
	Five statement cycle dates:	4		$108,435.28
	Six statement cycle dates:	1		$132,394.79
	Seven + statement cycle dates:	6		$225,018.26
	Foreclosures	1		$19,791.39
	REO	—		$—
	Liquidation Loss Amount	9		$139,910.86

	Wachovia Bank, National Bank as Administrator

Additional Information
Net WAC Rate	3.57%
Overcollateralization Target	$14,107,413.05
Overcollateralization Amount	$14,107,413.05
Funding Account Ending Balance	$—
Gross CPR (1 mo. Annualized)	36.966%
Net CPR (1 mo. Annualized)	18.869%
Draw Rate (1 mo. Annualized)	21.962%
WAM	207.77
AGE	24.95
Current Net Excess Spread	2.213%
2 Month Average Net Excess	2.066%
3 Month Average Net Excess	1.725%
Current Liquidation Loss	$139,910.86
Aggregate Losses	$528,773.76
Aggregate Loss %age	0.048%
Defiency Amounts	$—
Net Policy Draws	$—
Agg. Substitutions	$—
Allocation of Collected Funds
Interest Collections
Total Collected	$(2,956,401.58)
Servicing Fee	$372,879.06
Enhancer Premium	$106,435.85
Additional Balance Interest	$—
A-1 Interest	$890,190.74
A-2 Interest	$73,537.50
Excess Interest	$1,513,358.44
Net	$—
Stepdown Event?	No
Condition 1	No
Condition 2	No
Condition 3	No
Principal Collections
Total Collected	$(33,622,663.13)
A-1 Principal	$14,091,398.94
A-2 Principal	$1,409,139.89
Add’l Balance Increase	$—
Net Draws	$18,303,375.98
Funding Account	$—
Net	$181,251.68
Previous Funding	$—
Liquidations	$(135,166.76)
Excess Interest	$(1,513,358.44)
Certificateholder	$1,467,273.52
Difference	$0.00